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                                                                    EXHIBIT 21.1


                  SUBSIDIARIES OF INCYTE PHARMACEUTICALS, INC.



Name                                         Jurisdiction of Organization
------------------------------------         -----------------------------------

Incyte Europe Holdings Limited               England and Wales

Incyte Europe Limited                        England and Wales

Synteni, Inc.                                Delaware